EXHIBIT 10.5

QUALIFIED EXCHANGE ACCOMMODATION AGREEMENT

(REPLACEMENT PROPERTY HOLD)

EXCHANGE NO. 380271R-A

          THIS QUALIFIED EXCHANGE ACCOMMODATION AGREEMENT (“QEAA”) IS MADE AND ENTERED INTO AS OF MAY 5, 2006 BY AND BETWEEN NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, A MINNESOTA CORPORATION (“EXCHANGOR”) AND NORTHERN TECHNOLOGIES HOLDING COMPANY, LLC, A MINNESOTA LIMITED LIABILITY COMPANY (“EAT”).

RECITALS

A.

Exchangor presently owns for investment purposes or for use in its trade or business certain property (“Currently Held Property”) which Exchangor intends to identify as relinquished property, and/or Exchangor has disposed of as relinquished property certain property that Exchangor owned for investment purposes or used in Exchangor’s trade or business (“Formerly Held Property”).

B.

Exchangor has transferred or intends to transfer some or all of the identified Currently Held Property and/or Formerly Held Property (the “Relinquished Property”) to one or more third party buyers (the “Transferees”) pursuant to one or more purchase and sale agreements to be entered into between Exchangor and the Transferee or Transferees (each such agreement being referred to herein as a “Relinquished Property Transfer Agreement”).  Exchangor has advised EAT that it intends to dispose of the Relinquished Property through a qualified intermediary (the “QI”) within the meaning of Treasury Regulation (“Treas. Reg.”) Section 1.1031(k)-1(g)(4) for the purpose of effectuating a like-kind exchange (the “Exchange”) within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  Pursuant to the Exchange, Exchangor and QI will enter into an Exchange Agreement (the “Exchange Agreement”).  First American Exchange Company, LLC will act as the QI in connection with the Exchange.

C.

EAT is willing to cooperate with and assist Exchangor and the QI in completing the Exchange upon the terms and conditions provided herein.  To that end, EAT will act as an “Exchange Accommodation Titleholder” as that term is defined in Internal Revenue Service Revenue Procedure 2000-37, 2000-40 I.R.B. 1 (September 15, 2000)(“Rev. Proc. 2000-37”). Exchangor has entered into a purchase and sale agreement (“Replacement Property Purchase Agreement”) to acquire replacement property commonly known as 22 Village Parkway, Circle Pines and located in the County of Anoka, State of Minnesota  (“Replacement Property”) more particularly described in Exhibit “A,” attached hereto and made a part hereof, from the seller of such property (“Seller”). Exchangor is contemporaneously herewith assigning Exchangor’s rights under the Replacement Property Purchase Agreement to EAT pursuant to which assignment EAT will acquire from Seller the Replacement Property.

D.

EAT is also willing to lease the Replacement Property to Exchangor or an affiliate thereof pursuant to a lease in form and substance acceptable to EAT (“Lease”).  If improvements are to be constructed on the Replacement Property, EAT is willing to enter into a Construction Management Agreement in form and substance acceptable to EAT (the “Construction Management Agreement”).  The Lease and/or Construction Management Agreement are to be executed concurrently with the execution of this QEAA.  The improvements to be constructed on the Replacement Property shall be referred to herein as the “Replacement Property Improvements.”  As used in this Agreement, the Replacement Property shall include the Replacement Property Improvements that are constructed on the Replacement Property by or on behalf of EAT during the Parking Period, as defined below, in accordance with the Code and Rev. Proc 2000-37.

E.

Subject to the terms of this QEAA, EAT will: (1) to the extent required, borrow monies from a lender or lenders pursuant to a credit agreement or agreements providing the terms and conditions of the financing and/or from Exchangor pursuant to the terms of a loan from Exchangor for the purpose of acquiring the Replacement Property; (2) acquire title to the Replacement Property, and if applicable, construct the Replacement Property Improvements on the Replacement Property; and (3) enter into the Lease and/or the Construction Management Agreement.

F.

It is Exchangor’s intent that the Replacement Property held by EAT represents replacement property in an exchange that is intended to qualify for non-recognition of gain (in whole or in part) under Section 1031 of the Code.  To effectuate the Exchange, Exchangor will:  (1) designate to QI the Replacement Property as “replacement property” (within the meaning of Treas. Reg. § 1.1031(k)-1(a)); (2) assign Exchangor’s rights under each Relinquished Property Transfer Agreement to QI in order to allow QI to receive the net purchase price therefrom; (3) direct the QI to obtain the right to acquire the Replacement Property from EAT; and (4) direct QI to pay the purchase price for the Replacement Property and then transfer, or cause the transfer of, title to and ownership of the Replacement Property to Exchangor in order to complete the Exchange.

AGREEMENT

NOW THEREFORE, in consideration of the mutual premises set forth herein, the parties hereby agree as follows:

1.	Acquisition and Ownership of the Replacement Property by EAT.

	1.1.	Assignment to EAT of Replacement Property Purchase Agreement.

1.1.1.

Exchangor hereby assigns to EAT Exchangor’s rights (but not its obligations) to acquire the Replacement Property from the Seller pursuant to the terms of the Replacement Property Purchase Agreement.  EAT hereby accepts such assignment of Exchangor’s rights under the Replacement Property Purchase Agreement.  In addition, Exchangor shall obtain Seller’s written acknowledgment of the notice of such assignment.

		1.1.2.	Subject to the terms of the Replacement Property Purchase Agreement, this QEAA and the assignment of Replacement Property Purchase Agreement, EAT shall acquire title to the Replacement Property.

1.2.

Compliance with Rev. Proc. 2000-37.  It is the intent of Exchangor and EAT in entering into this QEAA to fully comply with all of the terms and conditions of Rev. Proc. 2000-37.  Accordingly, the parties agree to the following:

1.2.1.

EAT shall acquire and hold title to the Replacement Property for the benefit of Exchangor in order to enable Exchangor to facilitate, under Section 1031 of the Code, and pursuant to Rev. Proc. 2000-37, an exchange of the Relinquished Property for the Replacement Property.

1.2.2.

To the extent consistent with applicable law, Exchangor and EAT agree to report, or cause to be reported, the acquisition, holding and disposition of the Replacement Property consistently with the terms of Rev. Proc. 2000-37 for federal and state income tax purposes, including, but not limited to treating EAT as the beneficial owner of the Replacement Property for federal and state income tax purposes from the date EAT acquires title thereto pursuant to the terms of this QEAA until the Replacement Property is conveyed by EAT to Exchangor or to another person in compliance with the terms of this QEAA.  In connection therewith, Exchangor shall provide to EAT within thirty days after the completion of the Exchange all information necessary to prepare such tax returns, including, without limitation, a summary of the expenses for the Replacement Property, in a format acceptable to EAT. Exchangor may use the form attached hereto as Exhibit “B” to report such information, or any other form reasonably acceptable to EAT and Exchangor.  EAT shall have no obligation to report any information on its tax return other than what is supplied by Exchangor.

1.2.3.

Exchangor shall, on or before the expiration of forty-five (45) days after the date on which EAT first acquires title to the Replacement Property, identify the Currently Held Properties and/or Formerly Held Properties, which may consist of one or more real properties or interests therein owned by Exchangor, which are to be exchanged by Exchangor for the Replacement Property.  Such identification shall be effectuated by one or more written notices signed by Exchangor, which written notices shall be hand delivered, mailed (certified, return receipt requested) or sent by facsimile to QI before the expiration of such 45-day period referred to above, and shall otherwise comply with the requirements of Treas. Reg. §1.1031(k)-1(c) (to the extent such regulation is applicable to this transaction under the terms of Rev. Proc. 2000-37).  Exchangor may, at any time prior to the expiration of such 45-day period, revoke identification and (at the option of Exchangor) identify one or more substitute Currently Held Properties or Formerly Held Properties.  Any such revocation shall be made pursuant to the Code and applicable regulations, and shall be accomplished solely by written notice signed by Exchangor and hand delivered, mailed (certified, return receipt requested) or sent by facsimile to QI before the expiration of such 45-day period.

1.2.4.

Exchangor acknowledges that Rev. Proc. 2000-37 requires that a safe harbor reverse and/or improvement exchange be completed (including the transfer of the relinquished property to a third party buyer and the transfer of the Replacement Property to Exchangor) within 180 days from the date that EAT acquires title to the Replacement Property (the “Parking Period”).  In no event shall EAT be required to hold title to the Replacement Property longer than the Parking Period.  Exchangor also acknowledges that the Exchange must be completed prior to the expiration of the “exchange period” as defined in Treas. Reg. Section 1.1031(k)-1(b).

1.3.	Financing and Non-Recourse Language.

1.3.1.

The acquisition of the Replacement Property, including the cost to design and construct any Replacement Property Improvements which are undertaken by EAT pursuant to Section 1.8 hereof, shall be funded as set forth below.

1.3.1.1.

Exchange Proceeds.  In the event there are funds being held by QI from the sale of Relinquished Property, those funds, less fees and costs as provided in the Exchange Agreement (the “Exchange Proceeds”) will be supplied by QI except to the extent Exchangor elects to cause funds to be supplied by loans described below in Sections 1.3.1.2 and 1.3.1.3.

1.3.1.2.

Third Party Loans.  At Exchangor’s request, EAT shall borrow funds (the “Third Party Loan”) from a lender or lenders (“Lender”) pursuant to and in accordance with the terms and conditions acceptable to Exchangor and EAT, which terms shall be as set forth in the credit agreement or agreements (“Credit Agreement”) including refinancing, renewals, extensions and modifications thereof, all of which shall be completely non-recourse to EAT and to the sole member of EAT (with no carve-outs to the non-recourse provision) and shall permit transfer of the Replacement Property to Exchangor.

1.3.1.3.

Exchangor Loan.  In the event the Exchange Proceeds and/or the Third Party Loan funds are insufficient to acquire the Replacement Property and pay the items listed below, Exchangor agrees to lend to EAT sufficient funds to enable EAT to purchase the Replacement Property and pay any and all required closing costs, loan fees and costs, transfer and mortgage taxes (including documentary stamp taxes and intangible taxes), insurance premiums and other expenses incurred by EAT and approved by Exchangor in connection with the purchase of the Replacement Property by EAT, the holding costs thereof (to the extent not paid by Exchangor as rent) and the construction of Replacement Property Improvements.  Such loan (the “Exchangor Loan”) shall be completely non-recourse to EAT and to the sole member of EAT (with no carve-outs to the non-recourse provision) and shall be evidenced by a non-recourse promissory note (the “Exchangor Note”) in form and substance acceptable to EAT.  The Exchangor Loan shall also include any amounts funded under the loan described in Section 1.3.4 below.

1.3.2.

No Obligation to Advance Funds.  EAT shall have no obligation to advance funds to acquire, own, manage, lease or transfer the Replacement Property or construct the Replacement Property Improvements in excess of the aggregate of any of the following that apply: (i) the Third Party Loan, (ii) the Exchangor Loan and (iii) Exchange Proceeds.

1.3.3.

Non-Recourse.  Neither EAT nor the sole owner of EAT shall have any personal liability in connection with the Third Party Loan or the Exchangor Loan.  Any and all promissory notes, loan documents and other agreements and documents to be signed by EAT in connection with the Third Party Loan or the Exchangor Loan, or related to the ownership, maintenance or operation of the Replacement Property or the construction of the Replacement Property Improvements, shall contain non-recourse language as set forth in Exhibit “C” attached hereto, without any exceptions or carve-outs to the non-recourse language.

1.3.4.

Amortization of Principal.  If the Credit Agreement requires that EAT make any principal payments to the Lender, Exchangor shall make such principal payments on behalf of EAT directly to the Lender in a timely manner and each payment shall be accounted for between Exchangor and EAT as an interest-free and unsecured loan from Exchangor to EAT.  Neither EAT nor the sole member of EAT shall have any obligation to repay the loan obligations incurred by EAT, except as otherwise provided in this Section 1.3.4.

1.4.

Environmental Report.  Prior to the acquisition of the Replacement Property, Exchangor shall, at Exchangor’s expense, provide EAT with a “Phase 1” environmental report on the Replacement Property.  EAT’s obligation to acquire title to the Replacement Property shall be subject to its review and approval, in its sole discretion, of the “Phase 1” environmental report of the Replacement Property.

1.5.

Lease and Construction Management Agreement.  Simultaneously with and as a condition concurrent with the acquisition of the Replacement Property, EAT and Exchangor or an affiliate of Exchangor shall enter into the Lease and/or Construction Management Agreement.

1.6.

Insurance.  Simultaneously with and as a condition concurrent with the acquisition of the Replacement Property, Exchangor shall obtain commercial general liability insurance, property insurance, builder’s risk insurance and other insurance in accordance with the requirements of the Lease and/or the Construction Management Agreement, or as otherwise approved by EAT, insuring both Exchangor and EAT with respect to the Replacement Property.

1.7.

Title Insurance.  Simultaneously with and as a condition concurrent with the acquisition of the Replacement Property, Exchangor shall cause a title insurance binder (or if not available, a title insurance policy) to be issued to EAT in the amount of the Purchase Price of the Replacement Property.

1.8.

Construction of Replacement Property Improvements. If so requested by Exchangor, EAT shall construct the Replacement Property Improvements; provided that the construction of the Replacement Property Improvements shall be performed pursuant to the Construction Management Agreement and shall be managed by the Construction Manager named in the Construction Management Agreement. Construction shall commence as soon as reasonably possible after the Replacement Property is acquired, all documents acceptable to EAT and Exchangor are signed, financing acceptable to EAT and Exchangor has been obtained, all permits and approvals have been obtained, insurance has been obtained with EAT listed as an insured or additional insured, and all other applicable terms and conditions of this QEAA have been fulfilled.  Notwithstanding anything in this QEAA or any other document, agreement or instrument to the contrary, EAT is not responsible for monitoring the construction of the Replacement Property Improvements, the ability to obtain tax credits or condominium status, or for the performance or nonperformance by the architect or by the general contractor or any of its subcontractors under the construction contract.  EAT is also not responsible for the quality of workmanship or materials with respect to the Replacement Property Improvements.

	1.9.	Fees Payable to EAT. Exchangor agrees to pay to EAT for its services hereunder the fees (“Fee”) set forth in the Fee Schedule attached hereto as Exhibit “D.”

2.	Exchange Cooperation.

	2.1.	Transfer of Relinquished Property and Replacement Property; QI Assignment

2.1.1.

At any time prior to the expiration of the Parking Period, Exchangor shall have the right to purchase the Replacement Property from EAT for the Purchase Price (as defined in Section 2.2.1.1 hereof).  Exchangor shall exercise its option to purchase the Replacement Property from EAT by giving written notice thereof to EAT, provided that the closing date shall be within the Parking Period. The transfer of ownership of the Replacement Property shall be accomplished either by a deed to Exchangor or, at Exchangor’s option, by an assignment of the sole membership interest in EAT (provided that EAT is a single member limited liability company) to Exchangor.  Exchangor’s obligation to accept title to the Replacement Property at such closing shall be as provided in Section 2.4 hereof.  Exchangor acknowledges that the transfer of the Replacement Property to Exchangor should occur only after the transfer of the Relinquished Property to the Transferees.

2.1.2.

Exchangor shall assign to QI Exchangor’s rights under this QEAA to acquire the Replacement Property pursuant to a form of QI Assignment described in Treas. Reg. § 1.1031(k)-1(g)(4)(v).  The QI Assignment shall provide for EAT to deliver title to and ownership of the Replacement Property (either by a deed or by the assignment of the sole membership interest in EAT) directly to Exchangor without the need for QI to take title thereto.  EAT will provide a written acknowledgement of receiving notice of the QI Assignment.

2.1.3.

Exchangor shall also assign to QI Exchangor’s rights (but not its obligations) under the Relinquished Property Transfer Agreement to sell the Relinquished Property to the Transferees pursuant to a form of QI Assignment described in Treas. Reg. § 1.1031(k)-1(g)(4)(v).  The QI Assignment shall provide for Exchangor to deliver title to and ownership of the Relinquished Property directly to such Transferees without the need for QI to take title thereto.  In addition, Exchangor shall obtain such Transferee’s written acknowledgment of the notice of such assignment.

2.1.4.

Exchangor shall direct QI to use the Exchange Proceeds to acquire the Replacement Property from EAT for an amount equal to the Purchase Price, as provided in Section 2.2, and shall supply to QI any additional funds needed to make such purchase, in excess of the funds and credits described in Section 2.2.2.

2.1.5.

Upon receipt of the Purchase Price from QI, and consistent with the QI Assignment, EAT shall deliver to QI or, upon the direction of QI, to Exchangor a conveyance of title to the Replacement Property (“Replacement Property Deed”), or in the alternative, the sole member of EAT shall deliver its one hundred percent membership interest in EAT (“Assignment of Membership Interest”) to Exchangor, using the form of assignment attached hereto as Exhibit “E.”

2.1.6.

At Exchangor’s request, EAT shall assign to Exchangor (without representation, covenant, warranty or variance) all representations, warranties and covenants from the Seller pertaining to the Replacement Property which have been obtained by EAT and all of EAT’s rights and obligations (which Exchangor shall assume) under the Lease.

2.2.	Purchase Price and Terms.

	2.2.1.	For purposes of this QEAA, the following definitions shall apply:

2.2.1.1.

“Purchase Price” shall mean (i) the purchase price paid by EAT to Seller to acquire the Replacement Property (including any debt assumed or taken subject to), and (ii) the sum of any and all unreimbursed costs, liabilities and expenses of any kind incurred by EAT in connection with the acquisition, ownership, lease, operation, maintenance and transfer of the Replacement Property and the design and construction of the Replacement Property Improvements, including, without limitation, all sales, transfer or other taxes, and all charges, expenses and closing costs paid by EAT in connection with the acquisition, ownership and the transfer of the Replacement Property, all interest and stated fees (including accrued but unpaid pre-payment fees in connection with mandatory pre-payments) under the Third Party Loan and the Exchangor Loan, all title search expenses and title insurance premiums and all taxes and other ownership costs of the Replacement Property; provided, however, Exchangor shall have approved all costs under subsection (ii) in writing before EAT incurs such costs.

		2.2.1.2.	The Purchase Price shall not include costs and expenses that have been paid by Exchangor as rent pursuant to the Lease.

	2.2.2.	The Purchase Price shall be paid as follows:

		2.2.2.1	In cash, but only to the extent of Exchange Proceeds deposited at closing by the QI, plus

2.2.2.2

In the form of a credit for any remaining liabilities owed to Lender pursuant to Credit Agreement which are assumed by Exchangor or which the Exchangor agrees to acquire the Replacement Property “subject to,” plus

		2.2.2.3	In the form of a credit for any remaining amount due Exchangor pursuant to the Exchangor Loan.

	2.2.3.	EAT shall use the Purchase Price as follows:

2.2.3.1

First, to pay any and all unpaid costs and expenses incurred by EAT in connection with the acquisition, ownership, leasing, operation, maintenance, financing and transfer of the Replacement Property, and the construction of any Replacement Property Improvements,

		2.2.3.2	Second, to pay all principal and interest (if any) on the Exchangor Loan,

		2.2.3.3	Third, to pay principal and interest on the Third Party Loan, to the extent requested by Exchangor.

2.2.3.4

If there is any excess cash after paying such amounts, such excess shall be paid to Exchangor, or at the request of Exchangor, shall be used by QI in connection with the acquisition of another replacement property.

2.3.	Casualty & Condemnation; Liens

2.3.1.

At such time as EAT delivers the Replacement Property Deed or Assignment of Membership Interest to Exchangor pursuant to Section 2.1.5 hereof, EAT shall also deliver to Exchangor, less costs incurred in pursuing such entitlement (i) any insurance or condemnation proceeds pertaining to the Replacement Property which EAT may have received, except to the extent such proceeds have been expended for the restoration or repair of the Replacement Property or otherwise applied as required under the Credit Agreement, or applied in accordance with the Lease, and (ii) assignments of any insurance or condemnation proceeds pertaining to the Replacement Property which EAT may be entitled to receive but has not received.

2.3.2.

EAT shall not encumber the Replacement Property, except to the extent such encumbrance is contemplated by the terms of this QEAA, the Lease, the Construction Management Agreement, any Credit Agreement or any other document related to the Exchange, or is authorized by or directly or indirectly caused by any act or omission of Exchangor or any other third party.

2.4.

Representations and Warranties; Title.  Except as expressly provided herein, EAT shall not be obligated to make any covenants, representations or warranties to Exchangor in connection with the transfer of title to the Replacement Property.  Without limiting the generality of the foregoing and except as prohibited by law, Exchangor shall be required to accept title to the Replacement Property regardless of (i) defects in title or encumbrances, except those that are caused by EAT in violation of the terms of Section 2.3.2 hereof; (ii) the absence of any required permits or approvals; (iii) any unfavorable tax rulings; or (iv) any other matter or condition affecting or relating to the Replacement Property or the right or power of Exchangor to acquire, own, or maintain possession of and operate the Replacement Property.

3.	Exchangor’s Failure to Complete Exchange.

If Exchangor is unable to complete the Exchange prior to the expiration of the Parking Period, EAT shall transfer the Replacement Property to Exchangor for a price equal to the Purchase Price, payable in full at the closing as provided in Section 2.2.2, except that Exchangor, rather than QI, shall be the source of any cash deposit. In such event, EAT shall deliver the Replacement Property Deed or shall cause the sole member of EAT to deliver the Assignment of Membership Interest to Exchangor. Exchangor shall have the obligation to pay all costs and expenses of such transfer, including without limitation, recording fees and transfer taxes.  Exchangor shall take title to the Replacement Property subject to any existing loan, and as provided in Section 2.4 hereof.  At Exchangor’s option, Exchangor may instruct EAT in writing to transfer the Replacement Property to a third party transferee instead of transferring it to Exchangor, provided that such transfer is done without any representations, warranties or liability to EAT whatsoever, is completed prior to the end of the Parking Period and does not result in taxable income to EAT.

4.

Exchangor’s Default.  If an Exchangor Default or an Adverse Entity Event (as those terms are defined below) shall occur with respect to Exchangor, then EAT may terminate its obligation to complete the Exchange and shall have the right to transfer the Replacement Property to Exchangor (at EAT’s option, by deed or by an assignment of the membership interest in EAT) and shall have the right to recover any damages against Exchangor as provided by law, including, without limitation, escrow and recording fees, transfer taxes and all other costs of transferring the Replacement Property or the interest in EAT, and including all costs and expenses incurred by EAT in connection with the acquisition, ownership, construction and/or transfer of the Replacement Property. In such event, (a) Exchangor shall be obligated to acquire the Replacement Property from EAT, and (b) all principal and interest due under the Exchangor Loan shall be cancelled.

5.

EAT’s Default.  If an EAT Default or an Adverse Entity Event (as those terms are defined below) shall occur with respect to EAT, then Exchangor may terminate its obligation to complete the Exchange and shall have the right to recover any damages against EAT as provided by law.  Exchangor shall also have the right of specific performance to cause EAT to transfer the Replacement Property to Exchangor.

6.

Definitions.  “Adverse Entity Event” shall mean any one or more of the following events:  dissolution or liquidation, making a general assignment for the benefit of creditors, filing a petition in bankruptcy, filing a petition or applying to any tribunal for the appointment of a receiver or trustee of its properties, commencing any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law of any jurisdiction, causing to have commenced against it any such proceeding which remains undismissed for a period of ninety (90) days, indicating its consent to, approval of or acquiescence in any of such proceedings or failing to contest the appointment of any receiver of, or trustee for, it or for substantially all of its properties which shall continue undischarged for a period of ninety (90) days.  “Exchangor Default” shall mean the failure of Exchangor to pay for, or to immediately reimburse EAT for, all costs and expenses of the Replacement Property as required under this Agreement, or if the exchange is not completed during the Parking Period, the failure of Exchangor to cooperate with EAT by setting up an escrow and paying all costs and expenses and transfer taxes, if any, and as required under this Agreement in connection with the transfer of the Replacement Property to Exchangor, or any other material default by Exchangor under this QEAA, the Lease, the Construction Management Agreement or any ancillary document, and in any of such events, the failure or breach is not cured within ten (10) days after EAT sends Exchangor written notice thereof.  “EAT Default” shall mean any material default by EAT under this QEAA, the Lease, the Construction Management Agreement or any ancillary document, which is not cured within ten (10) days after Exchangor sends EAT written notice thereof.

7.	Representations and Warranties of the Parties. EAT and Exchangor, hereby represent and warrant to each other as follows:

7.1.

Due Organization: Authority: Enforceability.  EAT, and Exchangor if it is an entity, each represents that it is an entity of the form specified in the preamble to this QEAA, and is duly organized and validly existing under the laws of the state of its formation.  Each party has the power and authority to make, execute, deliver and perform its obligations under this QEAA and all of the transactions contemplated under this QEAA and has taken all necessary actions to authorize the execution, delivery and performance of this QEAA. This QEAA constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms; subject, as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors rights and to general equitable principles.

7.2.

Conflict with Existing Laws or Contracts.  The execution and delivery of this QEAA, and all related documents, and the performance of their obligations hereunder and thereunder by each party (i) does not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the that party’s organizational documents, if any, including, but not limited to:  articles of incorporation, bylaws, articles of organization, regulations, operating agreements, partnership agreements, limited partnership agreement or certificate of limited partnership; or of any agreement or instrument to which such party is a party or by which such party is bound or any order or decree applicable to such party and (ii) will not result in the creation or imposition of any lien (except for those liens contemplated by the Lease, Exchangor Loan and Credit Agreement) on any of such party’s assets or property which would materially and adversely affect the ability of such party to execute and deliver this QEAA and perform its obligations hereunder; and such party has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution and delivery by it of this QEAA.

7.3.

Legal Action Against a Party.  There are no judgments, orders, or decrees of any kind against the representing and warranting party unpaid or unsatisfied of record nor any legal action, suit or other legal or administrative proceeding pending or, to such party’s knowledge, threatened against such party before any court or administrative agency which have, or are likely to have, any material or adverse effect on the business or assets or the condition, financial or otherwise, of such party or which prevent, or could reasonably be expected to prevent, the ability of such party to perform hereunder.

7.4.

Bankruptcy or Debt: Financial Condition.  The representing and warranting party has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against such party. No general assignment of such party’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for such party or any of its property. Such party is not insolvent and the consummation of the transactions contemplated by this QEAA shall not render such party insolvent. Such party will have, as of the time of execution of this QEAA, sufficient financial resources to meet all of its obligations, including all of its obligations under this QEAA.

7.5.

Survival.  Each and every representation and warranty made by EAT and Exchangor in Section 7 hereof shall survive the execution and delivery of this QEAA and the consummation of the transactions contemplated hereunder.

8.	Environmental Release and Indemnity.

8.1.

General Release.  Exchangor represents and warrants to EAT, to the best knowledge of Exchangor, after inquiry, there have been no releases of any Hazardous Substances, as defined below, on, in, around or about the Replacement Property.  Exchangor hereby releases EAT and its past, present, and future members, partners, parent companies, subsidiaries, affiliates, and related entities, as well as past, present and future partners, members, shareholders, officers, directors, employees, agents, successors, heirs and assigns of each of them (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from any and all claims, causes of action of every kind and character, fines, losses, damages, liabilities, costs and expenses whether known or unknown, existing, contingent or hereafter arising, which Exchangor may have now or in the future, in connection with or arising out of the actual or suspected presence in, on, under or about the Replacement Property of any Hazardous Substance, excepting any losses existing from EAT’s or any of the Indemnified Parties’ negligence or willful misconduct or breach of this Agreement.

8.2.

Environmental Indemnity.  Exchangor shall indemnify, protect, defend (with counsel reasonably satisfactory to the Indemnified Party) and hold harmless each of the Indemnified Parties of, from and against any and all cost, expense, loss, damage, claim, cause of action or liability suffered or incurred by such Indemnified Party in connection with or arising out of the actual or suspected presence in, on, under or about the Replacement Property, of any Hazardous Substance including, but not limited to:  (1) any and all expenses that the Indemnified Party may incur in complying with any of the Environmental Statutes (as defined below), (2) any and all costs that the Indemnified Party may incur in connection with the investigation, removal, clean up or remediation of the contamination and the restoration of the Replacement Property, (3) any and all fines or penalties assessed upon the Indemnified Party by reason of such contamination, (4) any and all costs arising from claims of third parties in connection with such contamination, and (5) any and all consultant and legal fees and costs incurred by the Indemnified Party in connection with any of the foregoing.  For purposes of this Section 8, the term “contamination” shall mean the presence of Hazardous Substances at the Replacement Property or any improvements thereon that requires or may require any remedial action under any of the Environmental Statutes.

8.3.	Certain Definitions:

8.3.1.

As utilized in this Section 10, the term “Hazardous Substance” shall mean any substance or material, including but not limited to lead in paint, which (a) constitutes a hazardous waste substance under any applicable federal, state or local law, rule, order or regulation now or hereafter adopted; (b) constitutes a “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act, (42 U.S.C. 9601 et seq.) and the regulations promulgated thereunder; (c) constitutes a “hazardous waste” under the Resource Conservation and Recovery Act, (42 U.S.C. 6901 et seq.) and the regulations promulgated thereunder; (d) constitutes a pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste; (e) exhibits any of the characteristics enumerated in 40 C.F.R. Sections 261.20-261.24, inclusive; (f) is an extremely hazardous substance listed in Section 302 of the Superfund Amendments and Reauthorization Act of 1986 (Public Law 99-499, 100 Stat. 1613) which are present in threshold planning or reportable quantities as defined under such Act; (g) is a toxic or hazardous chemical substance which is present in quantities which exceed exposure standards as those terms are defined under Sections 6 and 8 of the Occupational Safety and Health Act, as amended, (29 U.S.C. 655 and 657 and 29 C.F.R. Part 1910 subpart 2); (h) contains any asbestos, or (i) is a petroleum-based product, an underground storage tank, or an above ground storage tank.

8.3.2.

As utilized herein, the term “Environmental Statutes” shall mean the statutes, laws, rules, orders and regulations referred to in (a) through (i), inclusive, in the preceding Section 8.3.1. As utilized herein, contamination by a Hazardous Substance shall include contamination arising from the presence, creation, production, collection, treatment, disposal, discharge, release, storage, transport, or transfer of any such substance.

	8.4.	Survival of Provisions. The provisions of this Section 8 shall survive the termination of this QEAA for any reason and the completion of all the transactions contemplated herein.

8.5.

Actions by Indemnified Parties. The foregoing notwithstanding, the provisions of this Section 8 shall not extend to any release of Hazardous Substances upon the Replacement Property caused solely by an Indemnified Party’s intentional misconduct or gross negligence not arising from or otherwise connected with such party’s rights, responsibilities and obligations under this QEAA, the Credit Agreement, the Lease or the Construction Management Agreement.

9.

Due Diligence. EAT shall have no obligation or responsibility to pursue or complete any due diligence activities with respect to the Replacement Property; all such due diligence activity being the responsibility of the Exchangor. As used in the preceding sentence, “due diligence activities” include, without limitation, (i) environmental site assessments, (ii) subsurface soil studies, (iii) surveys, (iv) investigations to determine the availability of all utilities required for the operation of the Replacement Property, (v) examination of title insurance commitments, title insurance policies and all instruments referred to therein, (vi) verification of compliance with all applicable comprehensive land use plans, zoning, restrictions, prohibitions and other requirements imposed by governmental authority, (vii) review of all space leases affecting the Replacement Property, (vii) inspections to determine active termite infestation or visible damage from termite infestation, (viii) confirmation of access to the Replacement Property, (ix) confirmation of the value of the Replacement Property, and (x) inspections of all improvements comprising any part of the Replacement Property to determine the existence of any water damage or structural damage and to verify that all appliances, mechanical items, heating, cooling, electrical, plumbing systems and machinery are in good working order.

10.

Indemnity.  Exchangor shall indemnify, protect, defend with counsel reasonably satisfactory to EAT, and hold EAT and all the Indemnified Parties harmless with respect to any claim, cause of action, liability, loss, cost, damage or expense, including reasonable attorneys’ fees (collectively, “Claims”), arising out of or resulting, directly or indirectly, from (a) the failure by Exchangor to complete all required due diligence activities pertaining to the Replacement Property, (b) the existence of any facts or conditions affecting any part of the Replacement Property which were or could have been determined or discovered as a result of the conduct and completion of due diligence activities with respect to the Replacement Property, (c) the condition, use, occupancy or maintenance of the Replacement Property, or the failure of the Replacement Property to comply with all laws and regulations, (d) the design, installation and construction of any improvements to the Replacement Property, including any Claims arising in connection with liens against the Replacement Property, (e) any existing or future leases, subleases or occupancy agreements affecting the Replacement Property, (f) any and all acts and omissions with respect to the Replacement Property, (g) any documents, agreements and instruments executed or entered into by or on behalf of EAT in connection with the Replacement Property, including, without limitation, ground leases, occupancy leases, license agreements, tenancy-in-common agreements, change of ownership reports, service contracts, construction contracts, agreements and documents related to the design, development and construction of improvements to the Replacement Property, promissory notes, deeds of trust and mortgages, environmental indemnity agreements, loan agreements and other loan documents, (h) any and all taxes and assessments which are due in connection with the acquisition, holding, ownership, transfer and/or disposition of the Replacement Property or otherwise in connection with the Exchange, other than taxes due as a result of the payment of the Fee, and/or (i) the acquisition, financing, ownership, leasing, subleasing, design, construction, management, operation, maintenance, restoration and/or transfer by EAT of the Replacement Property (including the Replacement Property Improvements). In the event the Replacement Property is reassessed and EAT receives a supplemental tax bill, either during or after the Parking Period, and such bill applies to the period during which EAT held title to the Replacement Property, Exchangor shall immediately pay such tax bill in full, and this indemnity shall include all such obligations to pay taxes.  Notwithstanding anything to the contrary set forth in this Section 10, the indemnification in this Section 10 shall exclude any loss arising from EAT’s or any Indemnified Parties’ negligence, willful misconduct or breach of this Agreement. The provisions of this Section 10 shall survive the termination of this QEAA and the completion of the transactions contemplated hereunder.

11.	Miscellaneous.

	11.1.	Time. Time is of the essence of this QEAA and of each covenant and condition to be performed hereunder.

11.2.

Waiver. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies provided hereunder are cumulative and not exclusive of any remedies provided by law.

11.3.

Commissions. No real estate commission shall be paid as a result of the transfer of the Replacement Property from EAT to Exchangor.  Exchangor hereby indemnifies and agrees to protect, defend with counsel reasonably satisfactory to EAT, and hold EAT harmless from any liability, loss claim, damage, cost, expense or cause of action for commissions.

11.4.

Amendments. No amendment, modification, termination or waiver of this QEAA or any provision hereof nor any consent to any departure herefrom shall be effective unless the same is in writing and signed by the party to be bound thereby and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on either party shall entitle such party to any other or further notice or demand in similar or other circumstances.

11.5.

Governing Law.  This QEAA and all rights and obligations of the parties hereunder shall be governed by and be construed and enforced in accordance with the laws of the state in which the agreement was entered into (“Forum State”). Each party hereby consents to the jurisdiction of the courts of the Forum State.

11.6.

Assignment. This QEAA shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as specifically provided in this QEAA, no party shall have the right to assign any of its rights or interests herein without the prior written consent of the other party, and under no circumstances shall EAT assign or attempt to assign its interest hereunder to a person that would be a “disqualified person” within the meaning of Treas. Reg. § 1.1031(k)-1(k). No person not a party hereto is intended to be benefited hereby. Exchangor’s release and indemnities contained in this Agreement shall survive any assignment of this QEAA, any termination of this QEAA and/or the completion of the Exchange.

11.7.

Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this QEAA or the enforceability of such provision in any other jurisdiction.

11.8.

Captions and Recitals. Captions herein are included for convenience of reference only and shall not constitute a part hereof; they shall be ignored in construing and enforcing this QEAA. Each of the Recitals set forth above are true and correct and are incorporated herein by this reference.

11.9.

Notices. All notices, requests, demands, directions, declarations and other communications provided for herein shall be in writing and shall, except as otherwise expressly provided, be mailed by registered or certified mail, return receipt requested, sent by overnight courier or  delivered by hand to the applicable party at its address indicated below:

If to Exchangor:
Northern Technologies International Corporation
Attn: Matthew C. Wolsfeld
6680 N. Hwy 49
Lino Lakes, MN 55014
Telephone: 651/217-2111
Facsimile: (651) 784-2902
Email: Mwolsfeld@nti.com

With a copy to:
Elizabeth Sheehan, Esq.
Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609
Telephone: (612) 607-7534
Facsimile: (612) 607-7100
Email: esheehan@oppenheimer.com

If to EAT:
Northern Technologies Holding Company, LLC
c/o First American Exchange Company, LLC
Attn: Steven P. Katkov
1900 Midwest Plaza West 801 Nicollet Mall
Minneapolis, MN 55402
Telephone: 612/305-2525
Facsimile: 612/305-2530
Email: skatkov@firstam.com

Any notice so given, delivered or made by mail or by overnight courier shall be deemed to have been duly given, delivered or made on the date the same is received, as established by the return receipt.  Any party may change the address to which notices are sent to such party by written notice to the other party specifying said change of address.

11.10.

State Withholding. If Exchangor is subject to withholding under state or local law, EAT and/or QI shall be entitled to withhold and pay those amounts required to be withheld by them pursuant to such state or local law unless and until proper exemption from such state or local withholding requirements have been obtained by Exchangor.

11.11.

Counterparts and Facsimile Execution. This QEAA may be executed in two or more identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement.  A facsimile, telecopy or other reproduction of this QEAA may be executed by the parties (in counterparts or otherwise) and shall be considered valid, binding and effective for all purposes. At the request of any party, the parties hereto agree to execute an original of this QEAA as well as any facsimile, telecopy or other reproduction.

11.12.

Attorneys’ Fees. Should any litigation arise between the parties hereto concerning or arising out of this QEAA, including, but not limited to, actions for damages, specific performance, declaratory, injunctive or other relief, and whether at law or in equity, and including appellate and bankruptcy proceedings as well as at arbitration or at the trial level, the prevailing party in any such litigation or proceeding shall be entitled to recover reasonable fees and costs of attorneys and legal assistants.

11.13.

Entire Agreement. This QEAA contains the entire understanding and agreement between the parties relating to the subject matter hereof or the transactions contemplated hereby, and all prior or extrinsic agreements, understandings, representations and statements, oral or written, are merged herein and/or superseded hereby. There are no other agreements, written or oral, between the parties with respect to the subject matter hereof or the transactions contemplated hereby except those contained in this QEAA.

11.14.

Gender: Singular and Plural Usages. Wherever in this QEAA the singular is used, the same shall include the plural, and vice-versa, and wherever in this QEAA the masculine gender is used, the same shall include the feminine and neuter genders, and vice-versa.

11.15.

Construction of QEAA . All parties to this QEAA having participated fully and equally in the negotiation and preparation hereof, and all parties having been represented by counsel in connection with the negotiation, preparation and execution of this QEAA, the fact that one of the parties to this QEAA, or its attorney, may be deemed to have drafted or structured any provision of this QEAA shall not be considered in construing or interpreting any particular provision of this QEAA, either in favor of or against such party.

11.16.

Federal Withholding. In the event Exchangor is a “Foreign Person,” EAT shall be entitled to withhold and pay those amounts required to be withheld by Section 1445 of the Code and the Regulations promulgated thereunder. In the event Exchangor presents to EAT a “Withholding Certificate,” issued by the Internal Revenue Service pursuant to Treas. Reg. § 1.1445-3, EAT may, in the exercise of its reasonable judgment, comply with the Withholding Certificate.  By entering a Taxpayer’s I.D. Number after Exchangor’s signature below, Exchangor certifies under penalty of perjury that it is not a “Foreign Person” as that term is defined in Section 1445 of the Code and the Regulations promulgated thereunder, and further certifies the accuracy of such Taxpayer I.D. Number and the accuracy of its address as indicated above.

11.17.

Independent Tax and Legal Advice.  EXCHANGOR ACKNOWLEDGES AND AGREES THAT IT HAS CONSULTED WITH AND RELIED SOLELY UPON THE ADVICE AND JUDGMENT OF ITS OWN INDEPENDENT TAX ADVISORS, ATTORNEYS, AND/OR CERTIFIED PUBLIC ACCOUNTANTS AS TO THE TAX AND OTHER ASPECTS OF THE EXCHANGE, THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DOCUMENTS SIGNED AND/OR TO BE SIGNED IN CONNECTION HEREWITH.  EXCHANGOR HAS NOT RELIED UPON EAT OR QI OR THEIR RESPECTIVE ADVISORS, EMPLOYEES, ATTORNEYS AND/OR CERTIFIED PUBLIC ACCOUNTANTS FOR ANY TAX, BUSINESS OR LEGAL ADVICE.  QI AND EAT MAY PERIODICALLY GIVE EXCHANGOR NOTICES OF ESTIMATED DEADLINES AND ALSO MAY DISCUSS INCOME TAX MATTERS IN GENERAL WITH EXCHANGOR, BUT SUCH NOTICES AND GENERAL DISCUSSIONS DO NOT ENLARGE THE DUTIES AND RESPONSIBILITIES OF QI OR EAT AND DO NOT DIMINISH THE RESPONSIBILITY OF EXCHANGOR TO DETERMINE THE TAX CONSEQUENCES OF THE EXCHANGE AND TO SEEK INDEPENDENT TAX ADVICE CONCERNING SUCH TAX CONSEQUENCES.  EXCHANGOR UNDERSTANDS IT MUST ACCURATELY AND TIMELY REPORT THE EXCHANGE, INCLUDING FILING IRS FORM 8824.

          SIGNATURE PAGE – QUALIFIED EXCHANGE ACCOMMODATION AGREEMENT

IN WITNESS WHEREOF, Exchangor and EAT each have caused this QEAA to be duly executed pursuant to proper authorization as of the day and year first above written.

EAT:

NORTHERN TECHNOLOGIES HOLDING COMPANY, LLC
a Minnesota limited liability company

By:	FIRST AMERICAN EXCHANGE
COMPANY, LLC, a Delaware limited liability company Its Sole Member

By:	/s/ Steven P. Katkov

Steven P. Katkov
Vice President

EXCHANGOR:

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
a Minnesota corporation

By:	/s/ Matthew C. Wolsfeld

Matthew C. Wolsfeld
Chief Financial Officer

EXCHANGOR’S TAXPAYER I.D. NUMBER:  41-0857886